TRANSLATION / TRADUCCION

Document / Documento: "Contrato de Exploracion y Prospeccion con Opcion de Compra, fecha 28/2/97 con Sr. Giustozzi"


CONTRACT OF EXPLORATION AND PROSPECTING WITH OPTION TO BUY. In the city of Mendoza Province on February 28, 1997, it is agreed between MINERA ANDES S.A., represented herein by its Director President, Dr. JORGE ALFREDO VARGAS, (document No.) C.I. 219206, guaranteeing this by means of submitting the Corporate Statutes; also appearing as representative, is Mr. BRIAN GAVIN, (Passport C969194D), both taking up residence in Coronel Moldes 837, Mendoza, on one hand; and on the other, Mr. CARLOS OSVALDO GIUSTOZZI, L.E. (document) No. 6865305, a married Geologist, taking up residence in Saenz Pena 6140, Villa Nueva, Guaymallen, Mendoza; also appearing is Mrs. MARIA RIERA DE GIUSTOZZI, L.C. (document) 4115161, married, having the same address as the latter, and giving conjugal approval as required by Art. 1277 from the Civil Code; the said parties agree to the current Contract of Exploration and Prospecting with Option to buy, according to the following conditions:

FIRST: Mr. Carlos Osvaldo Giustozzi as holder of the claim arising from the cateo's allowances in process under files (expedientes): 495-G-94 and Manifestaciones de Descubrimiento No. 382-G-96; 409-G-96 and 410-G-96, which comprise the area called "Los Reyunos" in San Rafael, Mendoza; states that his rights and claims are completely valid and in force according to the Mining Code; that there are no legal or conventional inhibitions, seizures or burdens affecting them and that they are all completely available. A Certificate issued by

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Notary of Mines from the Provincial Mining Direction of Mendoza, showing the good standing of the titles, is enclosed. Mr. Carlos Osvaldo Giustozzi also states that included under the terms of this contract, is any other mining claim that by any mean he has or gets in the declared cateos, or that are obtained by third parties, such as declared mines; stating clearly that at present they already have declared mines in process, that are comprised in this contract; and agreeing with Minera Andes S.A. that he gives the "Right to exploration and prospecting with irrevocable option to buy", in order to explore and/or buy those cateos and mining claims, in a total or partial manner, at any stage of this contract. An approximate sketch showing the location of the area is incorporated. It is stated that there are no studies, nor enhancements prepared for exploitation; nor certainty of economically exploitable mineralization, in these areas. This contract makes reference to the Exploration and Option to Buy, related to metallic minerals and not to the non metallic minerals.

SECOND: The option to buy could be exercised by Minera Andes S.A. at any moment within the three year term, starting January 1, 1997 and ending on January 1, 2000. In the event that the Option is exercised, Mr. Carlos Osvaldo Giustozzi, and Mrs. Maria Riera de Giustozzi, agree to carry on all the necessary procedures to formally transfer the ownership of the mining properties hereby detailed under clause number one to Minera Andes S.A., or to whom Minera Andes S.A. may designate. In order to make this procedure easier, Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi, give irrevocable power in favor of Minera Andes S.A. and/or the person designated by the company, in order to drive the process related to any of the files hereabove mentioned, declare minerals that could be discovered and require directly from

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the Provincial Mining Direction, the titles for the corresponding properties and arising rights, during the term of this contract. The management of the procedures and requirements related to the Direccion de Mineria will be conducted by Minera Andes S.A., with Mr. Giustozzi's cooperation when requested. To the extent that Minera Andes S.A. will give its official address in order to receive notices related to the claims mentioned in this contract. Once this contract is registered, Minera Andes S.A. will be responsible for maintaining all of the claims that form part of this contract current and in force. In the event that modifications to the mining claims and/or termination of the contract is necessary, such acts will be done agreed to by both parties. As a consequence of Mr. Giustozzi having given Minera Andes the exclusive right to follow-up and maintain the mining claims, Mr. Giustozzi will not be responsible for any loss of rights that Minera Andes S.A. is responsible for. It has been agreed that Mr. Giustozzi has the right to examine the files related to the claims herein held by Minera Andes. During the term of this contract, the parties agree not to apply for or register as devoid the areas comprising the contract such as, cateos, manifestaciones de descubrimiento (discovery declaration), minas (mines) or estacas minas, or any other claim that could spoil the soul of this agreement. If there had been other manifestaciones and/or any manifestacion was made, creating rights in the areas hereby comprised, these rights would be considered under the conditions of the current contract. Any damage to assets suffered by any of the parties as a consequence of the conduct of the contractors, will be indemnified.

THIRD: During the term of this contract, Mr. Carlos Osvaldo Giustozzi and his wife give Minera Andes S.A. the holding of the cateos and claims hereby mentioned in Clause No. 1, but

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the latter cannot exploit the ore deposits, that could be discovered; having the ability, to only carry on exploration and investigation tasks and the following works: geologic studies, topographic surveys, drilling, take samples of the surface and underground, mineralogy and metallurgic surveys, build test plants for the sake of study and any other tasks that could be useful for accomplishing the goal, which is the discovery and cubic measuring of ore that could be considered economically exploitable.

FOURTH: In the event that Minera Andes S.A. exercised its option to buy under clause number one herein, the sales price for the claims mentioned in clause 1, include all the manifestaciones creating mining claims that could be incorporated, and is fixed in two million dollars (US$ 2,000,000) to be paid in U.S. dollars or in pesos at the corresponding exchange rate for the U.S. dollar at sales price in Banco de la Nacion Argentina, the day before payment date. Payment schedule is established in the following way:

1st) As counterpart and execution start of the contract with option to buy, as a whole or in part, stated under clause number one, Minera Andes S.A. will pay Mr. Carlos Osvaldo Giustozzi, the amounts herebelow mentioned:

First year:
    1) Upon signing:                                     US$l0,000;
    2) Second quarter (April 1,  1997):                  US$15,000;
    3) Third quarter (July 1, 1997):                     US$17,500;

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    4) Fourth quarter (October 1, 1997):                 US$17,500;

Second year:
    1) First quarter (January 1,  1998):                 US$25,000;
    2) Second quarter (April 1,  1998):                  US$25,000;
    3) Third quarter (July 1, 1998):                     US$25,000;
    4) Fourth quarter (October 1, 1998):                 US$25,000;

Third year:
    1) First  quarter (January 1, 1999):                 US$35,000;
    2) Second quarter (April 1, 1999):                   US$35,000;
    3) Third quarter (July 1, 1999):                     US$35,000;
    4) Fourth quarter (October 1, 1999):                 US$35,000;
    TOTAL                                                US$300,000

These amounts will be paid by Minera Andes S.A. during the first five days of each quarter, starting upon signature of this contract then subsequently in the way hereby indicated. The address for payments will be at Coronel Moldes 837, Mendoza city; or by depositing in a bank account established by the parties.

2nd) The remaining balance which is US$ 1,700,000 in the event of exercising the option to buy when the option term expires; or if this option was taken before the end of the three year term,

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in order to complete the total option price which is US$2,000,000; is payable in two equal semiannual payments; canceling the first payment together with the deed transferring the ownership, and the second payment, six months after it; at that point, the appropriate way to give a payment guarantee, in favor of the seller will be agreed. The term for giving this transferring deed, is agreed in sixty straight days from receiving notice of exercising the option to buy in a total or partial manner, by Minera Andes S.A., in the event of a delay in the deed proceeding, a fine is stated consisting of a monthly 3% over the price balance, which should be paid by the party responsible for the delay; eventually Minera Andes S.A. can withhold this amount, over the price balance. The receipt submitted or signed by Mr. Carlos Osvaldo Giustozzi and/or Mrs. Riera de Giustozzi, is considered sufficient as payment receipt. The delay in the payment of any of these amounts, will proceed automatically; and if Minera Andes S.A. after being summoned does not fulfill the payment in the term of five working days, this contract would be considered as terminated without obligation to indemnify.

3rd) In the event Minera Andes S.A. exercised the option to buy; a 1.5% royalty from the ore price received from the "Net Smelter Return" during the production period of the deposit also makes up the price. This royalty will be paid in US$ dollars. The payment term for this royalty will be in force when the eventual commercial exploitation starts and will be paid semiannually. A delay regarding the royalty payments will automatically produce interests equivalent to the "Tasa Libor" in favor of Mr. Giustozzi. Mr. Giustozzi has the faculty to audit the production and sales price of the minerals without obstructing the administrative tasks of Minera Andes S.A.

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FIFTH: Minera Andes S.A. can terminate the contract at any moment, in a partial or total manner without having any obligation to indemnify, through appropriate notice sent to Mr. Carlos Osvaldo Giustozzi at the address hereby stated. After the first six months this prior notice should be sent fifteen days in advance. Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi, do not have the faculties to terminate the contract on their own, except for the events mentioned under clause number eleven. The contract will be terminated at the specific date mentioned in the termination notice that Minera Andes S.A. can send. At the moment of terminating the contract Minera Andes will transfer the holding of the mining claims to Mr. Carlos Osvaldo Giustozzi as they are, with all the concession charges up to date and without equipment or obligation to transfer the enhancements incorporated, except for the event where it was not possible to detach them. In the event that Minera Andes S.A. did not decide to purchase the deposits or the area, the amounts paid up to that moment will remain in favor of Mr. Carlos Osvaldo Giustozzi, as compensation for not being able to use his rights during the exploration term.

SIXTH: As warranty for the option to buy mentioned under clause number one herein, Mr. Carlos Osvaldo Giustozzi and Mrs. Maria Riera agree to register with the mining authority of Mendoza province, a voluntary inhibition to transfer, sell, rent or burden the mining claims identified under clause number one. The said inhibition will be determined for a period equivalent to the term of this contract, and a copy of it will be submitted as reference and will be recorded as a quote to each area and mines' registry; as well as in each file (expediente).

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SEVENTH: Mr. Carlos Osvaldo Giustozzi, will transfer the mining claims, cateos and minas with all the canons paid up to January 1, 1997. During the term of this contract Minera Andes S.A. should:

a) Pay all the expenses related to the legal standing of the claims mentioned under clause number one, meaning the payment of: the canons for the cateos and pertenencias, the surveys of cateos and minas, estacas minas and manifestaciones de descubrimiento, repaying of borders and any other expense including Provincial or Municipality expenses that could affect the mining claims hereabove mentioned, as well as all the taxes and national and Provincial burdens that could affect this contract; not being possible to deduct this from the payments to Mr. Carlos Osvaldo Giustozzi, except in the event that he had accepted these obligations;

b) Mr. Carlos Osvaldo Giustozzi will not be responsible for tools, machinery, equipments, facilities or enhancements located within the mining property;

c) Take on all the responsibility for corporal injuries or death of any person or damage to assets resulting from negligence of its employees or agents, resulting from exploration activities or any other work related Minera Andes S.A.'s activities;

d) Pay for all labor and materials in connection with this contract and/or related issues in all its aspects.

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e) Assume the responsibility for indemnity corresponding to surface owners or third parties, including government and environmental damage, provided that it arose from Minera Andes S.A.'s activities.

EIGHTH: Minera Andes S.A., during the term of this contract, can install and take any tool, machinery, equipment or supplies owned by the company. It is agreed and established that in the event of total or partial termination of this contract due to any reason, Minera Andes S.A. can take away all its belongings, tools, machinery, equipment or supplies and the cost of that transportation will be paid by Minera Andes S.A., within the term of a ninety days (90) from terminating the contract; Minera Andes S.A. cannot take away any underground beam or any other support installed and cannot alter or restore excavations or any other works on the surface, unless that it is required by law; rules or administrative requirements to be applied. Minera Andes S.A. can have security during this term.

NINTH: After the total or partial termination of this contract due to any reason but the payment of the purchase price to Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi, in the manner and in the amounts scheduled under clause number four, and provided that Mr. Carlos Osvaldo Giustozzi and his wife have fulfilled all the conditions. Minera Andes S.A. will provide them at no charge a copy of all the feasibility studies detailed under clause number three, and any other material useful for the investigation, within the term of ninety days after terminating the contract. Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi prior 10 days notice to Minera Andes S.A., have the right to inspect all the claims at any adequate

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moment, without obstructing the work conducted by Minera Andes S.A.

TENTH: Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi, declare and guarantee that they are the only holders of the mining claims or cateo applications included under clause number one; and that their ownership is in good standing with all the corresponding rights, and that they have not transferred or burdened them, that they are free and exempt of any claim by third parties. Without limiting or restricting in any way Minera Andes S.A.'s rights over Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi, it is agreed that if during the term of this contract Minera Andes S.A., the mining authority, or third parties discovered or declared any kind of corruption or limitation in the title of any of the claims or applications for cateos, or mines mentioned under clause number one, Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi would amend them. If Mr. Carlos Osvaldo Giustozzi, did not accomplish so within the term of thirty straight days from the date he is summoned by Minera Andes S.A., except in the event of force majeur; vices such as obstructions or restrictions could be amended by Minera Andes S.A., thus Minera Andes S.A. or whoever may be designated by the company, is given irrevocable broad power to amend such vices. In the event that Minera Andes S.A. paid the total purchase price according to the schedule under clause number four herein, acquiring the right already transferred, the title for the mining claims and turning those claims into its true and material ownership, Mr. Carlos Osvaldo Giustozzi and his wife will furnish in the term of sixty days all of the official documents and carry out all the proceedings necessary to improve the ownership transfer of the concessions in favor of Minera Andes S.A.; or whoever may be designated by Minera Andes S.A. The expenses and fees resulting from the issuing and

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registering of official documents, will be paid by Minera Andes S.A. It is also restated that Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi, give irrevocable power to Minera Andes S.A. or to whoever may be designated by the company, to carry on all the necessary proceedings and issue the official documents expressing the ownership transfer for the mines and cateos' applications included in this contract.

ELEVENTH: The only reason in favor of Mr. Carlos Osvaldo Giustozzi and his wife allowing them to terminate the contract, would be the lack of payment according to what was agreed under clause number four and the unfulfillment of Minera Andes S.A.'s commitments under clause number 7a). The faculty to terminate the contract due to lack of payment will proceed after thirty days of delay for the scheduled dates. The delay will proceed by legal right without any need for legal requirements, through summoning resulting from the expiration of the payment date. During the delay period, the amount will earn an interest equivalent to the rate charged by Banco de la Nacion Argentina for the discount of letters or promissory notes; which will be paid together with the amount owed. Once the thirty day delay term is over, Mr. Carlos Osvaldo Giustozzi and his wife, will be able to terminate the contract by means of appropriate notice Minera Andes S.A.'s address, keeping all the payments collected up to that moment in their favor; except for the event in which the option to buy was exercised and one third of the price had already been paid, in this event, Mr. Giustozzi, should demand the total payment of the price balance and guaranties.

TWELFTH: All Minera Andes S.A.'s rights resulting herein could be transferred, prior notice

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to Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi. At this time, the transferees should ratify their acceptance to Mr. Carlos Osvaldo Giustozzi and offer an adequate reliability warranty or the possibility to accomplish these contract obligations; from this moment on, all the rights and obligations originally corresponding to Minera Andes S.A. are automatically substituted. Mr. Carlos Osvaldo Giustozzi's and Mrs. Riera de Giustozzi's rights, according to this contract, can only be transferred with prior acceptance by Minera Andes S.A.; not being possible for this acceptance to be denied without reason.

THIRTEENTH: This contract will oblige the parties herein and their corresponding inheritors, executors, administrators, successors and related third parties. All of the knowledge and information that Mr. Carlos Osvaldo Giustozzi acquires, related to the work mentioned under clause number three, will be kept with discretion and considered as confidential, except for the event that Minera Andes S.A. releases the holders from this obligation, in writing. This confidentiality condition, will be in force during the whole term of this contract and up to ninety days after the termination date of this contract or the purchase of the property and mining claims. Minera Andes S.A. also agrees to keep confidentiality for ninety days after the contract has been terminated even in the event that Minera Andes S.A. excludes an area. Except for the event that Minera Andes S.A. is negotiating the transfer or joint venture in this contract with third parties concerned.

FOURTEENTH: All the notices to Minera Andes S.A. and to Mr. Carlos Osvaldo Giustozzi and Mrs. Riera de Giustozzi will be done in written and in a reliable way mailed to the

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addresses hereby stated. The parties can change their address prior notice. It is agreed that for the sake of this contract, Mrs. Maria Riera de Giustozzi, give her conjugal approval, authorizes and gives power to Mr. Carlos Osvaldo Giustozzi in order to represent her with Minera Andes S.A. and/or Mining Authority, in any required circumstance. This contract is to be registered with the Notary Public and Mining Authority; expenses will be paid by Minera Andes S.A.

FIFTEENTH: The parties agree, that in event of dispute they accept the jurisdiction of the common courts of the province of Mendoza, excluding any other code or jurisdiction. It is stated that this contract is exempt from seals due to an amendment to article 240 inc. 31, Fiscal Law N(degree) 6104. Approving this document, six copies are signed by the parties, in order to be registered with the Mining Authority of Mendoza Province; one to be recorded with a local Notary Public; and another to be translated to English. Upon signing the contract, Minera Andes S.A. pays the amount of US$ 10,000 (ten thousand dollars) to its co-contractor, according to payment schedule under clause number four. After receiving this amount, the co-contractor will furnish adequate receipt and a broad and total payment document.

INTERPRETATIVE CLAUSE: Regarding NET SMELTER RETURN: In the event that the royalties had to be paid, the "net smelter return" concept comprehends all of the metallic minerals, concentrates, or their products containing ore produced and sold by the Holder. When the ore containing minerals with commercial value, are sold by the Holder, its "net smelter return" will be considered as the actual amount received by the said Holder, minus the deduction of any expense related to transport (including freight, insurance, shipping and delivery costs)

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from the exploitation to the facilities of the purchaser and/or any other unloading location. When the concentrates or products containing minerals with commercial value are sold by the holder, their net smelter return should be considered as the actual amount received by the holder for the sale, minus deduction for any and all the expenses related to smelting, refining, weighing, sampling, assays, handling, transport (including freight, insurance, handling and mailing expenditures), penalties for impurities and other charges deduced by a purchaser, provided that the Holder does not deduct any charge for initial processing. Initial processing is the initial grinding or concentration or other ore treatment during which one or more mineral products are recovered from the sold ore and a subsequent processing, and during which the first tails and mineral waste are discarded or deposited. Such deductions will be limited to commercially reasonable amounts from the point of view of mineral industrial practices and levels, currently accepted as good, such as smelting or other similar operations for the treatment of metals. The "net smelter return" for the ore, concentrates or products treated in smeltery and other similar metal operations, owned, operated or controlled by the Holder, or dealt with based on a toll paid by the Holder, will be computed as already mentioned, with the deductions previously established. For the ore, concentrates or products sold to associate companies or sold by the Holder, but in some way used by him, the gross price for the sale will be determined in a similar way; provided that the total deductions done by the Holder according to this paragraph, do not exceed the total deductions that could have been made by other smeltery operators or treatment facilities for similar materials in the case that those materials were smelted or treated in those facilities based on a reasonable commercial agreement. There is an illegible signature and the explanatory legend says:
Brian Gavin on behalf of Minera Andes S.A. There is an

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illegible signature and the explanatory legend says: Jorge A. Vargas on behalf of Minera Andes S.A. There is an illegible signature and the explanatory legend says: Carlos Osvaldo Giustozzi, L.E. (document) 6865305. There is an illegible signature and a legend saying Maria Riera de Giustozzi L.C. (document) 4115161. There is a certification in Notary Public proceeding number 080738, that says:
"As Notary Public, Holder of Registry number thirty-seven from Capital, I
CERTIFY: that the signatures at the bottom of each of the FIVE pages of the Contract of Exploration and Prospecting with Option to buy herein, which also have my signature, Professional seal and formal statement for the certification that is done in the current sheet for the Notary Public proceeding; belong to Mr. BRIAN GAVIN, Passport issued by the United Kingdom of Great Britain and Northern Ireland number C969194D, to Mr. JORGE ALFREDO VARGAS, C.I. (document) number 219206 issued by the Mendoza Police, and Mr. CARLOS OSVALDO GIUSTOZZI, L.E. (document) number 6865305 and to Mrs. MARIA RIERA DE GIUSTOZZI, L.C. (document) 4115161; all of which have been done in my presence; as well as Dr. Jorge Alfredo Vargas is acting as President of the Board of Directors of MINERA ANDES S.A., guaranteed by Incorporation Deed dated September 9th, 1994, issued by Notary Public lnes Mabel Cumaodo, Fs. 322, from the records at Registro Notarial number 72, and registered in the Public Registry for Limited Liability Companies (Registro Publico de Sociedades Anonimas) from this province under file number 2892, Fs. 1; Mr. Brian Gavin is acting as general manager for "Minera Andes S.A.", guaranteeing this with General Administration Power of Attorney, registered in the Public Registry for General Powers (Registro Publico de Mandatos Generales) from this province, under number 30432, Fs. 27, book 290 "L". The corresponding requirement has been formalized at pages 132 and 133

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respectively from Book Number "Two" of requirements of the legalized, witnessed.
Mendoza, February 28th, 1997". In each of the five pages containing the Contract of Exploration and Prospecting with option to buy that has been textually transcribed, there are four illegible signatures, with a seal saying:
Certification at Notary Public Proceeding sheet N(degree) 080738 with Certification Stamps N(0) 778915/18. Mendoza, February 28th, 1997. There is an illegible signature and a seal saying Gilberto Suarez Lago, Notary Public, Reg. N(degree) 37. Mendoza. IN ACCORDANCE WITH; what has been transcribed from the Contract that I see, which bears the statement that it is exempt from fiscal repaying, enclosed hereby, with the corresponding notary public's quote. ON RECORD. READ this deed by the appearing parties, with their corresponding functions, accepting the whole of this, ratifying its content and the signature.

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                           REPRESENTATION OF ACCURACY

     The foregoing is a fair and accurate English translation of the document from which it is made.

     Dated this 19th day of June, 1997.


                                        /s/ BRIAN GAVIN
                                        ----------------------------------------
                                        Brian Gavin
                                        Vice President